Exhibit 99.1

Inotiv, Inc. Announces Changes to its Board Composition

WEST LAFAYETTE, IN – October 16, 2023 -- Inotiv, Inc. (Nasdaq: NOTV), a leading contract research organization, today announced the appointment of Terry Coelho to its Board of Directors. Ms. Coelho is replacing Richard A. Johnson PhD, who is leaving the Board as part of the Board’s succession planning. Ms. Coelho was also appointed to serve as a member of the Compensation Committee and the Audit Committee, and as a member and the Chair of the Nominating/Corporate Governance Committee of the Board.

Ms. Coelho is the CFO at Gamida Cell Ltd., a public, commercial stage biotech company. Previously, Ms. Coelho was Executive Vice President, CFO and Chief Business Development Officer of CinCor Pharma, Inc., where she led the $190 million IPO in January 2022, followed by a follow-on offering, prior to its sale to AstraZeneca for approximately $1.8 billion. Her previous experience includes serving as CFO of BioDelivery Sciences International, Balchem Corporation and Diversey, the finance lead for Novartis’ oncology hematology franchise and Global Head of Oncology Development Finance at Novartis, as well as various positions of increasing responsibility within Mars, Inc. Ms. Coelho is a member of the boards of directors of First Wave Biopharma, Inc. and HOOKIPA Pharma Inc..

Gregory C. Davis, Chairman of the Board, commented, “We are delighted to welcome Terry as our newest director at this important inflection point for Inotiv. She brings extensive experience to the Board as a business leader and senior executive. With more than fifteen years spent leading biopharmaceutical companies and major divisions of multinational pharmaceutical companies, Terry is uniquely suited to help drive Inotiv’s strategy to be a provider of first choice to the pharmaceutical research and development community. We look forward to the fresh perspectives and contributions she will bring to Inotiv’s Board of Directors.”

“I want to thank Richard for his consistent and thoughtful guidance throughout his tenure on the board at Inotiv,” noted Robert Leasure, President and CEO. “Since joining the Board of Directors in 2012, he has brought a broad perspective on scientific matters that has been integral to the successful growth and development of our company.”

About Inotiv
Inotiv, Inc. is a leading contract research organization dedicated to providing nonclinical and analytical drug discovery and development services and research models and related products and services. The Company’s products and services focus on bringing new drugs and medical devices through the discovery and preclinical phases of development, all while increasing efficiency, improving data, and reducing the cost of taking new drugs to market. Inotiv is committed to supporting discovery and development objectives as well as helping researchers realize the full potential of their critical R&D projects, all while working together to build a healthier and safer world. Further information about Inotiv can be found here: https://www.inotivco.com/.
This release contains forward-looking statements that are subject to risks and uncertainties including, but not limited to, risks and uncertainties related to the impact of recent events related to non-human primate matters on the Company’s business, operations, results, financial condition, cash flows, and assets, the Company’s ability to comply with covenants under its credit agreement, Company’s ability to reduce its legal and third party fees, changes in the market and demand for the Company’s products and services, the development, marketing and sales of products and services, changes in technology, industry and regulatory standards, the timing of acquisitions and the successful closing, integration and business and financial impact thereof, governmental regulations, inspections and investigations, claims, investigations and litigation against or involving the Company, its business and/or its industry, the impact of site closures and consolidations, expansion and related efforts, and various other market and operating risks, including those detailed in the Company's filings with the U.S. Securities and Exchange Commission.

Company Contact	Investor Relations
Inotiv, Inc.	LifeSci Advisors
Beth A. Taylor, Chief Financial Officer	Bob Yedid
(765) 497-8381	(516) 428-8577
btaylor@inotivco.com	bob@lifescieadvisors.com